EXHIBIT 99.1
SOUTHPORT, CONNECTICUT 06890 U.S.A.
FOR RELEASE May 25, 2006
For further information contact: Stephen L. Sanetti, President, (203) 259-7843
STURM, RUGER & COMPANY, INC.
APPOINTS THREE NEW MEMBERS
TO THE BOARD OF DIRECTORS
SOUTHPORT, CT — May 25, 2006 — Sturm, Ruger & Company, Inc. (NYSE:RGR) announces that at its May 24th meeting following the Annual Meeting of Stockholders, the Board of Directors voted to amend the Company’s By-Laws to increase the number of Directors to eight, and appointed C. Michael Jacobi, Stephen Merkel and Ronald Whitaker as Board members effective as of June 1, 2006.
Mr. Jacobi is the former President, CEO, and Board member of Katy Industries and former President, CEO, and member of the Board of Directors of Timex Corporation. He currently serves on the Board of the Corrections Corporation of American and also serves as a Board member and Audit Committee Chair of the Webster Financial Corporation.
Mr. Merkel is the Chairman & CEO of Watco International Holdings. He is the former Corporate Vice-President, Officer and President of Loctite General Industrial Businesses and former President of Loctite Americas. He is a former Board member of Turtle Wax Inc. and St. Francis Hospital.
Mr. Whitaker is the President & CEO of Hyco International, former President & CEO of Strategic Distribution, Inc., former President & CEO of Johnson Outdoors, and former President & CEO of Colt’s Manufacturing Co, Inc. He is also a current Board member of Firearms Training Systems in Atlanta, GA.
Vice-Chairman, President and Interim Chief Executive Officer Stephen L. Sanetti commented, “Messrs. Jacobi, Merkel and Whitaker bring valuable experience as talented, seasoned executives who will augment the already excellent leadership capabilities of our current Board. We are delighted to have them join Sturm, Ruger’s Board of Directors and look forward to their valuable contributions as the Company strives to build upon the legacy of its founder William B. Ruger.”

Sturm, Ruger is the nation’s leading manufacturer of high-quality firearms for recreation and law enforcement, and a major producer of precision steel and titanium investment castings. Sturm, Ruger is headquartered in Southport, CT, with plants and foundries located in Newport, NH and Prescott, AZ.
Sturm, Ruger & Co., Inc.
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